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Exhibit 99.1  News Release

[LOGO OF SORRENTO NETWORKS]

   Sorrento Networks Signs Settlement Agreement Resolving Litigation with Par
     Chadha; Nasdaq Panel Grants Additional Extension to Consummate Capital
                                 Restructuring

 Chadha Agreement Conditioned on Consummation of Proposed Capital Restructuring
                         and Releases from Debt Holders

San Diego, CA - May 6, 2003 - Sorrento Networks Corporation (Nasdaq NM: FIBR), today announced that it had reached an agreement with its former Chairman and Founder, Par Chadha, to resolve litigation previously filed between the parties. As part of the settlement, Sorrento will transfer 566,000 shares of the stock it owns in Entrada Networks, Inc. (ESAN) to Mr. Chadha, and there will be an exchange of mutual releases with Mr. Chadha and certain affiliates (the "Chadha Parties"). This settlement is conditioned upon the consummation of Sorrento's proposed capital restructuring as well as on the execution of mutual releases between the Chadha Parties and the Company's debenture holders and certain of the Series A Preferred shareholders.

In commenting on the settlement, Sorrento CEO Phil Arneson said: "I am pleased that the Company and Mr. Chadha were able to settle their differences in an amicable fashion. I believe this settlement is a favorable development for the Company, its creditors and its shareholders."

Sorrento also announced that it had received a decision from the Nasdaq Listing Qualifications Panel granting its request for a short extension of time to complete the proposed capital restructuring. Specifically, the Panel amended the terms of its April 4, 2003 decision to give the Company until May 30, 2003 to make a filing with the SEC and Nasdaq evidencing shareholders' equity of at least $10,000,000. In addition, the Company must timely file its Forms 10-Q for the first and second quarters of fiscal year 2004 evidencing shareholders' equity of at least $10,000,000, and must demonstrate compliance with all other requirements for continued listing on the Nasdaq National Market. Commenting on this decision, Sorrento Chairman Arneson said, "We very much appreciate the support of Nasdaq for our capital restructuring efforts. The Panel's amended decision is an important development in giving us the time we need to consummate the restructuring that will enable us to demonstrate compliance with Nasdaq listing requirements."

About Sorrento Networks

Sorrento Networks, headquartered in San Diego, is a leading supplier of intelligent optical networking solutions for metro and regional applications worldwide. Sorrento Networks' products support a wide range of protocols and network traffic over linear, ring and mesh topologies. Sorrento Networks' existing customer base and market focus includes communications carriers in the telecommunications, cable TV and utilities markets. The storage area network
(SAN) market is addressed though alliances with SAN system integrators. Recent news releases and additional information about Sorrento Networks can be found at www.sorrentonet.com.

Sorrento Investor Contact
Joe Armstrong
(858) 450-4934
jarmstrong@sorrentonet.com





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Sorrento Media Contact

Demetri Elias, Ph.D.
(858) 450-4938
delias@sorrentonet.com